CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Prospectuses and Prospectus Supplements in this Post-Effective Amendment No. 1 to the Registration Statement No. 333-36696 on Form S-6, of (1) our report dated February 5, 2001 relating to the financial statements of Separate Account FP of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, and (2) our report dated February 5, 2001 relating to the consolidated financial statements of The Equitable Life Assurance Society of the United States for the year ended December 31, 2000, which reports appear in such Prospectuses and Prospectus Supplements. We also consent to the references to us under the heading "Financial Statements of Separate Account FP and Equitable Life" in the Prospectuses and "Financial Statements" in the Prospectus Supplements.

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/s/ PricewaterhouseCoopers LLP
    New York, New York
    April 18, 2001